                                                      EX-99.B(m)wrdspca

                             W&R FUNDS, INC.
                      DISTRIBUTION AND SERVICE PLAN
                           FOR CLASS A SHARES

              (Adopted May 17, 2000, Revised May 16, 2001)

This Plan is adopted by W&R Funds, Inc. (the "Company"), pursuant to Rule
12b-1 under the Investment Company Act of 1940, as amended (the "Act") to provide for payment by the Fund of certain expenses in connection with the distribution of the Fund's Class A shares, provision of personal services to the Company's Class A shareholders and the service and maintenance of
Class A shareholder accounts. Payments under the Plan are to be made to
Waddell & Reed, Inc. ("W&R") which serves as the principal underwriter for the Company under the terms of the Underwriting Agreement (the "Agreement")
pursuant to which it shall offer and sell the Class A shares of each series
(each a "Fund") of the Company at net asset value.

Distribution Fee and Service Fee

With respect to each Fund, the Company is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of a Fund's average net assets of the Class A shares as either (1) a "distribution fee" to finance the distribution of the Fund's Class A shares, or (2) a "service fee" to finance shareholder servicing by W&R, its affiliated companies, broker-
dealers who may sell Class A shares and other third-parties to encourage and foster the maintenance of Class A shareholder accounts, or as a combination of the two fees. The amounts shall be payable to W&R daily or at such other intervals as the board of directors may determine.

NASD Definition

For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the net assets of the Class A shares of each Fund and does not include the service fee. The "service fee" may be considered a payment made by the Company for personal service and/or maintenance of Class A shareholder accounts, provided, however, if the
National Association of Securities Dealers, Inc. ("NASD"), adopts a definition of "service fee" for purposes of Rule 2830 that differs from the definition of "service fee" as used herein, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.

Quarterly Reports

W&R shall provide to the board of directors of the Company and the board of directors shall review at least quarterly a written report of the amounts so expended of the distribution fee and the service fee paid to it under this Plan with respect to the Class A shares of each Fund and the purposes for which such expenditures were made with respect to Class A shares of each Fund.

Approval of Plan

This Plan shall not become effective as to a Fund until it has been approved by a vote of at least a majority of the outstanding shares of that
Fund (as defined in the Act) affected by this Plan and by a vote of the board of directors of the Company and by the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan
(other than as directors or shareholders of a Fund) ("independent directors") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect as to each Fund for a period of one (1)
year and thereafter from year to year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of the Plan by the directors and independent directors.

Director Continuation

In considering whether to adopt, continue or implement this Plan, the directors shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated at any time by a vote of a majority of the independent directors as to the Company or by a vote of the majority of the outstanding Class A shares of a Fund without penalty. On termination, the payment of all distribution and service fees shall cease, and the Company shall have no obligation to W&R to reimburse it for any expenditure it has made or may make to distribute Fund Class A shares or service Class A shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution or services without approval by the Class A shareholders of the affected Fund, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove. The distribution and service fees may be reduced by action of the board of directors without shareholder approval.

Directors

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.

Records

Copies of this Plan, agreements and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.